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                                                                      EXHIBIT 99

                MEADOWCRAFT, INC. ANNOUNCES FORMATION OF SPECIAL
                     COMMITTEE TO CONSIDER BUY-OUT PROPOSAL


FOR IMMEDIATE RELEASE

         Birmingham, Alabama -- April 9, 1999 - Meadowcraft, Inc. (NYSE-MWI) today announced that its Board of Directors had met and appointed a special committee comprised of three independent directors to evaluate the buy-out proposal made today by Mr. Samuel R. Blount, Meadowcraft's Chairman and 73% controlling stockholder. Under the proposal, as set forth in a letter to the Company's Board of Directors, Mr. Blount would acquire the 5,315,719 shares of Meadowcraft common stock not currently owned by Mr. Blount or members of his family for $8.00 per share in cash, which represents a 32% premium over the closing price on the New York Stock Exchange on April 8, 1999 and a 46% premium over the average closing price over the 30 trading days through April 8, 1999. Meadowcraft's Board of Directors noted that no assurance could be given as to whether any transaction will occur or as to the time or terms of any transaction. The Board also noted that Mr. Blount stated in his letter that he has no interest in selling his stock in the Company.

         Meadowcraft is a leading domestic producer of casual outdoor furniture and is the largest manufacturer of wrought iron furniture in the United States. The Company designs, manufactures and distributes a variety of consumer products, including outdoor and indoor furniture and accessories, outdoor cushions and umbrellas and garden products.


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FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others, its customer concentration; seasonality; cyclicality; fluctuation of price of raw materials; risk of business interruption; dependence on key personnel; control by existing stockholders; government regulation; shares eligible for future sale; dilution; and possible volatility of stock price. Prospective purchasers of the Common Stock should consult the risk factors listed from time to time in the Company's Reports on Form 10-Q, 8-K, 10-K, and Annual Reports to Stockholders.


[Contact: Steven C. Braswell, Vice President - Finance, Telephone: 205-715-4280]